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                                                                     EXHIBIT 2.1




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                             ACQUISITION AGREEMENT
                                    BETWEEN
                         ASCENSION CAPITAL CORPORATION
                                      AND
                                 ROBERT E. MEAD
                      REGARDING CONDOMINIUM BUILDERS INC.,
                        AND HOLLY RANCH WATER CO., INC.




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                             ACQUISITION AGREEMENT
                     BETWEEN ASCENSION CAPITAL CORPORATION
                               AND ROBERT E. MEAD

         THIS ACQUISITION AGREEMENT ("Agreement") is made between ASCENSION CAPITAL CORPORATION, a Texas corporation (the "Acquiring Corporation") and Robert E. Mead (the "Shareholder"), for the purposes and considerations and upon the terms and provisions herein set forth.

                                R E C I T A L S:

                 A. The Shareholder currently owns all of the issued and outstanding stock of the Acquiring Corporation, CONDOMINIUM BUILDERS, INC., a Texas corporation ("CBI"), and HOLLY RANCH WATER CO., INC., a Texas corporation ("HRWCI"), (the latter two sometimes being collectively referred to as the "Acquired Corporations"), all of which are involved in various aspects of the real estate business;

                 B. The shares owned by the Shareholder in CBI are represented by Certificate #001 for 1,000 shares of the common stock of CBI (the "CBI Shares"), and in HRWCI are represented by Certificate #4A issued to the Shareholder for 9,000 shares of the common stock of HRWCI (the "HRWCI Shares") (collectively the "Acquired Shares");

                 C. The Acquiring Corporation desires to acquire all of the Acquired Shares, and the Shareholder desires to make the Acquired Shares available to the Acquiring Corporation as a contribution to its capital in exchange for the issuance of shares of voting common stock of the Acquiring Corporation; and

                 D. As the financial, legal, regulatory, accounting, disclosure, reporting and other administrative requirements of the separate entities often overlap and duplicate themselves,
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the desired acquisition and contribution should promote greater efficiency and economy in the management of the Acquiring Corporation and the Acquired Corporations and their respective businesses.

                 NOW, THEREFORE, in consideration of the premises, mutual covenants and conditions herein contained, as well as other good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                               A G R E E M E N T:

                 Section 1.0. ASSIGNMENT BY SHAREHOLDER. The Shareholder, by the execution hereof, hereby assigns and transfers the Acquired Shares to the Acquiring Corporation. The Shareholder further warrants and agrees to defend title to the Acquired Shares to the Acquiring Corporation, its successors and assigns, against all lawful claims.

                 Section 2.0. ISSUANCE BY ACQUIRING CORPORATION. The Acquiring Corporation, by the execution hereof, hereby issues to the Shareholder two hundred eighty six (286) shares of its common stock, to be represented by its Certificate #5.

                 Section 3.0. SECTION 351 TRANSFER. The Acquired Shares transferred and assigned to the Acquiring Corporation pursuant to the terms and provisions of this Agreement are being assigned to the Acquiring Corporation pursuant to section 351 of the Internal Revenue Code of 1986, as amended.

                 Section 4.0. COMPANY SECURITIES FULLY PAID. The Acquiring Corporation represents and certifies that its Board of Directors has determined that the fair market value of the Acquired Shares is equal to or in excess of the par value of the Acquiring Corporation's stock to be issued in exchange therefor. All shares of the Acquiring Corporation's stock issued





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pursuant to the terms and provisions of this Agreement shall be fully paid and non-assessable shares of the Acquiring Corporation's stock, as identified above, in accordance with the provisions of its Articles of Incorporation and the laws of the State of Texas.

                 Section 5.0. ADDITIONAL INSTRUMENTS. The Acquiring Corporation and the Shareholder agree to execute and deliver such additional instruments and documents and to take such other and further actions, as may be reasonably required to implement the terms of this Agreement.

                 Section 6.0. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding of the parties and supersedes all prior understandings, whether written or oral, between the parties with respect to the subject matter of this Agreement. No amendment, modification, or alteration of the terms of this Agreement shall be binding unless in writing, dated subsequent to the date of this Agreement, and duly executed by all parties.

                 Section 7.0. SEVERABILITY OF PROVISIONS. If any term or provision of this Agreement is illegal or invalid for any reason, such illegality or invalidity shall not affect the validity or enforceability of the remainder of this Agreement.

                 Section 8.0. HEADINGS. No heading or caption contained in this Agreement shall be considered in interpreting any of its terms or provisions.

                 Section 9.0. APPLICABLE LAW. This Agreement shall be governed exclusively by the laws of the State of Texas, and the obligations of the parties to this Agreement are performable in Dallas, Dallas County, Texas.

                 Section 10.0. EXECUTION IN COUNTERPARTS. This Agreement and any amendment may be executed in any number of counterparts, with the same effect as if all parties had signed the same document.





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                 Section 11.0.    ATTORNEYS' FEES.  If any action at law or in
equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and all other costs and expenses of litigation from the other party, which amounts may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which amounts shall be in addition to any other relief which may be awarded.

                 Section 12.0. EXECUTION AND EFFECTIVE DATE. This Agreement is executed the 27th day of December, 1995, but shall be effective as of the 29th day of December, 1995, at 4:00 p.m.



                                 ACQUIRING CORPORATION:

                                 ASCENSION CAPITAL CORPORATION


                                 By: /s/ ROBERT E. MEAD
                                     ------------------------------------------
                                     Robert E. Mead, Chief Executive Officer


                                 SHAREHOLDER:


                                 /s/ ROBERT E. MEAD
                                 ----------------------------------------------
                                 Robert E. Mead, Individually





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